Exhibit 99.1

Getty Images Reports Financial Results for the Fourth Quarter and 2007

Company reports record revenue for the fourth quarter and full year 2007

Sequential growth in every product line, including creative stills

SEATTLE – January 31, 2008 – Getty Images, Inc. (NYSE:GYI), the world’s leading creator and distributor of visual content and other digital media, today reported results for the fourth quarter and full year ended December 31, 2007.

Quarterly Highlights

•	Revenue increased 7 percent over the fourth quarter of 2006 to $218 million

•	Earnings per diluted share were $0.48

•	Cash provided by operating activities was $78.7 million in the quarter with cash and short-term investments of $364 million at year end

“We are making tremendous progress toward our goal of becoming a complete digital media company and we are pleased with our record revenue for the quarter,” said Jonathan Klein, co-founder and chief executive officer. “We experienced sequential growth in every product line compared to the third quarter of 2007 and continue to see strong progress on our many initiatives to stabilize our traditional creative stills business while growing revenue across all other areas of our business.”

Revenue increased 7.1 percent to $218.1 million from $203.6 million in the fourth quarter of 2006. Excluding the effects of changes in currency exchange rates, revenue grew 1.0 percent. Revenue growth over the prior year came from increasing licenses of editorial imagery, significant growth in micro payment revenue, and increased revenue from digital asset management and publicity distribution. This year over year growth was partially offset by lower revenue in the company’s traditional creative stills business.

As a percentage of revenue, cost of revenue was 27.0 percent, compared to 26.3 percent in the prior year due to mix, in particular in the composition of the company’s royalty free business where “other” royalty free revenue is growing faster and has lower gross margins than the traditional single image royalty free licensing.

Selling, general and administrative expenses (SG&A) totaled $86.4 million or 39.6 percent of revenue for the fourth quarter of 2007, compared to $77.0 million or 37.8 percent of revenue in the fourth quarter of 2006. The increase over the prior year is attributable to recently acquired companies, the impact of changes in foreign exchange rates, certain non-recurring costs and investments that the company is making in growth areas, including editorial imagery, multi-media products, footage, micro payment, music and consumer.

Income from operations was $47.8 million or 21.9 percent of revenue in the fourth quarter of 2007 compared to $44.1 million or 21.7 percent of revenue in the fourth quarter of 2006. Excluding $1.1 million of professional fees associated with the review of strategic alternatives and restructuring costs, operating income in the fourth quarter of 2007 was $48.9 million or 22.4 percent of revenue. Excluding $11.1 million of restructuring costs and professional fees associated with the review of the company’s historical equity compensation grant practices, operating income in the fourth quarter of 2006 was $55.2 million or 27.1 percent of revenue.

Net income for the fourth quarter of 2007 was $28.5 million with diluted earnings per share of $0.48 compared to $30.9 million and $0.51, respectively, in the fourth quarter of 2006. Excluding the items noted above, diluted earnings per share were $0.49 for the fourth quarter of 2007 compared to $0.63 for the fourth quarter of 2006.

Total cash and short-term investments were $364.5 million at December 31, 2007, compared to $303.0 million at September 30, 2007. Net cash provided by operating activities during the fourth quarter of 2007 was $78.7 million.

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Full Year Highlights

•	Revenue grew 6 percent to $858 million

•	Editorial imagery revenue grew 38 percent, helped by the acquisition of MediaVast

•	Earnings per diluted share were $2.10

•	The company generated strong cash from operations of $249.3 million

For 2007, revenue grew 6.3 percent to $857.6 million compared to $806.6 million in the prior year. As a percentage of revenue, cost of revenue was 26.6 percent in 2007 compared to 25.6 percent in the prior year.

For 2007, selling, general and administrative expenses (SG&A) were $335.9 million or 39.2 percent of revenue compared to $302.7 million or 37.5 percent of revenue in the prior year. Excluding $6.0 million for certain non-recurring professional fees associated with the review of the company’s historical equity compensation grant practices, a terminated transaction, and exploration of strategic alternatives in 2007, SG&A would have been $329.9 million or 38.5 percent of revenue.

Income from operations was $196.3 million or 22.9 percent of revenue compared to $198.1 million or 24.6 percent of revenue in 2006. Excluding $11.2 million of restructuring costs and professional fees noted above, income from operations for 2007 was $207.5 million or 24.2 percent of revenue. In 2006, excluding $27.9 million for items noted above, income from operations was $226.0 million or 28.0 percent of revenue in the prior year.

Net income for 2007 was $125.9 million or $2.10 per diluted share compared to $130.4 million or $2.11 per diluted share in 2006. Excluding certain costs noted above and a loss on short term investments in 2006, earnings per diluted share was $2.22 in 2007 compared to $2.46 per share in 2006.

For the full year 2007, the company generated cash from operating activities of $249.3 million, compared to $269.1 million in 2006. Significant uses of cash during the year included $254.7 million for business acquisitions and $62.9 million for the acquisition of property and equipment. The company finished the year with total cash and short term investments of $364.5 million.

Business Outlook

The following forward-looking statements reflect Getty Images’ expectations as of January 31, 2008. The company currently does not intend to update these forward-looking statements until the next quarterly results announcement.

For the first quarter of 2008, the company expects revenue of approximately $220 million and diluted earnings per share of $0.45. For the full year 2008, the company expects revenue of approximately $900 million and diluted earnings per share of $2.00 to $2.10. Certain professional fees associated with the company’s exploration of strategic alternatives are included in the guidance for the first quarter and full year of 2008.

The company expects fully diluted shares just over 60 million shares for both the first quarter and the full year of 2008.

Web cast information

The company will host a conference call today at 2:00 pm PT. The dial-in number is 1.877.440.5788 (North America) or 719.325.4860 (international). There will be a live web cast of the conference call, which can be accessed from the Investors page in the About Us section of the Getty Images Web site at www.gettyimages.com. The company will also provide a replay of the conference call at 888.203.1112 (North America) or 719.457.0820 (international), confirmation number 9720462, until February 2, 2008 at 9:00 pm PT. The web cast will be archived on the Getty Images Web site and will be available until January 31, 2009. Supplemental statistical information referenced in the conference call will be available in the Investors section of the Web site.

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About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://www.gettyimages.com.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about our business as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by us as well as from risks and uncertainties beyond our control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, risks associated with our ability to integrate and grow recently acquired businesses and pursue new business strategies, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by us with the Securities and Exchange Commission, in particular our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and Amended Annual Report on Form 10-K/A for the year ended December 31, 2006. Except as required by law, we do not intend to update or revise any forward-looking statements until our next quarterly earnings release.

Contacts:

Investors:	Media:
Alan Pickerill	Bridget Russel
Director, Investor Relations	Director, Communications
206.925.6355	206.925.6405
alan.pickerill@gettyimages.com	bridget.russel@gettyimages.com

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Getty Images, Inc.

Fourth Quarter 2007 Financial Results

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2007	2006	2007	2006
(In thousands, except per share amounts)

Revenue	$218,123	$203,635	$857,591	$806,589

Cost of revenue (exclusive of items shown separately below)	58,901	53,515	228,157	206,761
Selling, general and administrative expenses	86,417	76,968	335,914	302,729
Depreciation	15,989	13,837	61,611	53,254
Amortization	8,518	5,259	29,187	19,680
Restructuring costs	499	9,497	5,218	26,315
Other operating (income) expenses	(11)	454	1,155	(242)

Operating expenses	170,313	159,530	661,242	608,497

Income from operations	47,810	44,105	196,349	198,092
Investment income	2,622	3,726	11,088	8,834
Interest expense	(1,902)	(378)	(6,680)	(1,506)
Other non-operating income (expenses)	1,626	(307)	877	(744)

Income before income taxes	50,156	47,146	201,634	204,676
Income tax expense	(21,647)	(16,250)	(75,763)	(74,248)

Net income	$28,509	$30,896	$125,871	$130,428

Earnings per share
Basic	$0.48	$0.52	$2.12	$2.15
Diluted	0.48	0.51	2.10	2.11

Shares used in computing earnings per share
Basic	59,544	59,345	59,334	60,733
Diluted	59,817	60,067	60,053	61,711

Getty Images, Inc.

Fourth Quarter 2007 Financial Results

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	DECEMBER 31, 2007	DECEMBER 31, 2006
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$333,134	$339,466
Short-term investments	31,330	—
Accounts receivable, net	117,326	121,232
Prepaid expenses	14,425	13,685
Deferred income taxes, net	6,290	11,142
Other current assets	1,984	1,500

Total current assets	504,489	487,025

Property and equipment, net	156,110	147,133
Goodwill	1,233,073	1,001,027
Identifiable intangible assets, net	116,611	77,234
Other long-term assets	1,872	1,965

Total assets	$2,012,155	$1,714,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$70,197	$74,297
Accrued expenses	31,495	39,412
Income taxes payable	13,797	6,353
Short-term debt	345,000	—
Other current liabilities	20,357	13,139

Total current liabilities	480,846	133,201

Long-term debt	—	265,000
Deferred income taxes, net	39,904	11,596
Other long-term liabilities	63,477	56,350

Total liabilities	584,227	466,147

Stockholders’ equity
Common stock	631	626
Additional paid-in capital	1,343,103	1,321,645
Common stock repurchased	(207,676)	(207,676)
Retained earnings	213,158	91,459
Accumulated other comprehensive income	78,712	42,183

Total stockholders’ equity	1,427,928	1,248,237

Total liabilities and stockholders’ equity	$2,012,155	$1,714,384

Getty Images, Inc.

Fourth Quarter 2007 Financial Results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	TWELVE MONTHS ENDED DECEMBER 31,
	2007	2006
(In thousands)

Cash flows from operating activities
Net income	$125,871	$130,428
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	61,611	53,254
Amortization of identifiable intangible assets	29,187	19,680
Stock-based compensation	14,251	15,278
Reduction of income taxes paid due to the tax benefit from stock-based compensation	8,985	9,398
Restructuring costs	5,218	26,315
Bad debt expense	4,141	4,426
Loss on sale of available-for-sale investments	37	3,956
Other changes in long-term assets and liabilities, net	7,219	2,026
Changes in current assets and liabilities, net of effects of business acquisitions:
Accounts receivable	11,674	(4,421)
Accounts payable	(18,763)	(9,811)
Accrued expenses	(22,013)	(3,747)
Income taxes payable	15,213	11,344
Changes in other current assets and liabilities, net	6,685	10,977

Net cash provided by operating activities	249,316	269,103

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(254,749)	(198,319)
Acquisition of property and equipment	(62,865)	(61,543)
Acquisition of available-for-sale investments	(34,868)	(9,330)
Proceeds from available-for-sale investments	3,101	304,443
Other investing activities	—	300

Net cash (used in) provided by investing activities	(349,381)	35,551

Cash flows from financing activities
Senior credit facility borrowing	120,000	—
Repayment of debt	(41,335)	(368)
Proceeds from the issuance of common stock	7,210	8,017
Reduction of income taxes paid due to windfall tax benefits	184	2,217
Common stock repurchased	—	(207,676)
Other financing activities	(700)	363

Net cash provided by (used in) financing activities	85,359	(197,447)

Effects of exchange rate changes	8,374	9,175

Net (decrease) increase in cash and cash equivalents	(6,332)	116,382
Cash and cash equivalents, beginning of period	339,466	223,084

Cash and cash equivalents, end of period	$333,134	$339,466